UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2006

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10B Glenlake Parkway, Suite 600, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-407-3800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2006, the Board of Directors of Newell Rubbermaid Inc. (the "Company") approved and ratified, in accordance with the recommendations of the Organizational Development and Compensation Committee, an amendment to the Company’s Management Cash Bonus Plan (the "Bonus Plan"). This amendment is made in connection with the Company’s decision to decrease target bonus payouts for eligible employees, as reported in the Company’s Current Report on Form 8-K filed with the Commission on November 15, 2005. This previous decision resulted in a reduction of the target bonus percentage for the CEO from 134% of base salary to 105% of base salary, and for other executive officers from 100.5% of base salary to 65% of base salary. These percentages are applicable if performance targets are achieved at a 100% level. The decrease in target bonuses is part of the Company’s decision to decrease the cash component, and increase the stock-based component, of incentive compensation to eligible employees, as previously reported.

The amendment adopted on February 8, 2006 would increase the maximum cash bonus payouts to eligible employees only if performance goals are attained at a level higher than 100%. The amendment is effective with respect to bonuses paid to eligible employees in 2007 based on the attainment of 2006 performance goals, and revises the maximum amounts of cash bonus paid if the target performance goals are achieved at a level substantially greater than 100%, as follows:

(i) For the CEO of the Company, the maximum bonus as a percentage of salary is increased from 150% to 210%.

(ii) For the group of participants that includes all executive officers other than the CEO, the maximum bonus as a percentage of salary is increased from 120.6% to 130%.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

February 14, 2006	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Vice President - General Counsel & Corporate Secretary